American CareSource Announces Fourth Quarter and Year-End Financial Results for 2011
Leadership generated operational savings and efficiencies, in addition to $250,000 of positive cash flow, to end year with $11.3 million of cash

DALLAS, March 8, 2012 — American CareSource Holdings (NASDAQ: ANCI), a leading national network of ancillary healthcare providers, today reported 2011 net revenue of $48.9 million compared to $61.2 million for 2010. Net revenue for the fourth quarter was $13.0 million compared to $16.1 million reported for the fourth quarter of 2010. Net loss for 2011 was $7.2 million (including a non-cash goodwill impairment charge of $2.9 million, net of an income tax benefit of $1.5 million, and a non-cash deferred tax valuation allowance of $2.8 million) compared to net income of $486,000 for 2010, while fourth quarter net income was $153,000 compared to $142,000 for the prior-year period.

“In 2011, American CareSource faced many challenges,” said Kenn S. George, CEO and Chairman of the Board. “During the second half of 2011, our executive team has focused on operational efficiencies, as well as on strategies to improve top-line revenue growth. We remain committed to our core business, as demonstrated by our previously announced investment in our sales function. While we continue to make investments to facilitate short-term growth, we are also focused on developing our long-term strategy.  We ended 2011 with $11.3 million of cash and no indebtedness.”

Fourth Quarter Highlights

•
During the quarter, ACS continued a focused pricing strategy that maintained clients’ savings on their ancillary spend, but generated incremental revenue of approximately $250,000, which also had a positive impact on contribution margin and cash flow.

•	ACS began receiving increased claims volume as a result of an expanded provider agreement with a national anatomic pathology laboratory service provider.

•	During the quarter, ACS took steps to manage operations and control costs in preparation for 2012.

o	As previously announced, ACS engaged JMG Management Group to consult on the process of transforming ACS’ sales function.

o	ACS controlled headcount through natural attrition; headcount at December 31, 2011, was 57 employees compared to 61 employees at December 31, 2010.

o	ACS moved from a self-funded health plan to a fully insured plan, which will reduce ACS’ associated benefit costs for 2012.

o	The company amended its office lease to eliminate unutilized space, which will result in approximately $48,000 of savings in 2012.

•	ACS preserved existing cash and cash equivalents, which were $11.3 million at December 31, 2011.

•
Continuing from the third quarter of 2011, the company spent a total of $85,000 on external consulting costs to review and analyze various short and long-term strategic initiatives relating to the company’s mix of services, development of new services and programs, and sales and marketing efforts.

Net Revenue
Net revenue for the fourth quarter of 2011 was $13.0 million compared to $16.1 million reported during the fourth quarter of 2010. Revenue from ACS’ two key legacy accounts declined by a combined $4.2 million, or 39 percent.  Excluding ACS’ two key accounts, revenue from all other accounts was up approximately $827,000, or 14 percent, in the fourth quarter of 2011 compared to the same prior-year period, which was directly related to 13 new clients implemented in 2010.

Sequentially, fourth quarter 2011 net revenues increased 13 percent to $13.0 million over $11.5 million in the third quarter of 2011.  The increase was the result of seasonally higher collections in the fourth quarter.

Claims Volumes
ACS billed 57,000 claims during the fourth quarter of 2011, a decrease from the 82,000 claims it billed during the same period last year. The lower claims volume was primarily the result of declines in claims volume from the company’s two key client accounts, in addition to other selected legacy accounts.

Following are claims volumes for the periods presented:

(Claim amounts in 000’s)	Q4 2011	Q3 2011	Q4 2010
Claims:
Processed	69	73	107
Billed	57	61	82

Contribution Margin
Contribution margin for the fourth quarter of 2011 increased to 12.6 percent, compared to 10.4 percent reported during the fourth quarter of 2010. The increase in contribution margin was primarily the result of a focused pricing strategy that generated approximately $250,000 of revenue and associated contribution margin.

Following is a comparison of statement of operations components as a percent of net revenue:

	Q4 2011	Q3 2011	Q4 2010
Provider payments	75.8%	79.1%	78.3%
Administrative fees	4.7%	5.4%	4.7%
Claims administration and provider development	6.9%	8.7%	6.6%
Total cost of revenues	87.4%	93.2%	89.6%

Selling, General and Administrative Expenses (SG&A)
SG&A for the fourth quarter of 2011 decreased to $1.3 million from $1.5 million in the same period last year. The decrease was primarily the result of one-time, non-cash stock-based compensation adjustments related to employee separations during 2011.  In addition, the company benefited from cost-efficient consulting services and reduced travel costs by administrative personnel in the fourth quarter of 2011 compared to the prior-year period.

SG&A was 9.9 percent of revenues in the fourth quarter of 2011, compared to 9.2 percent in the fourth quarter of 2010.

Adjusted EBITDA
Adjusted EBITDA for the fourth quarter of 2011 was $519,000, which compares to $588,000 reported in the prior-year period.

Adjusted EBITDA is defined as operating income or loss before interest, income taxes, depreciation and amortization and excludes the impact of the non-cash goodwill impairment charge, non-cash stock-based compensation expense, severance charges, warrant amortization and other non-cash charges.

Adjusted EBITDA should be considered in addition to, but not in lieu of, income or loss from operations reported under generally accepted accounting principles (GAAP).

A reconciliation of adjusted EBITDA to operating income or loss is provided in the tables accompanying this release.

Financial Liquidity
Total cash and cash equivalents at December 31, 2011, were $11.3 million compared to $11.1 million reported at September 30, 2011, and $14.5 million reported at December 31, 2010.

The decline in cash at December 31, 2011, compared to the prior year was the result of the timing of cash receipts and associated provider payments and operating losses. Cash receipts in the fourth quarter of 2010 were in excess of historical collections for that period and the related payments to providers were made early in 2011, thus accentuating the decline. For the period from September 30, 2010, to December 31, 2011, the decline in cash and cash equivalents was only $672,000.

About American CareSource Holdings, Inc.
American CareSource Holdings is the first national, publicly traded ancillary care network services company. The company offers a comprehensive national network of more than 4,800 ancillary service providers at more than 37,000 sites through its subsidiary, Ancillary Care Services. Ancillary Care Services provides ancillary health care services through its network that offers cost-effective alternatives to physician and hospital-based services. These providers offer services in 30 categories including laboratories, dialysis centers, free-standing diagnostic imaging centers, and non-hospital surgery centers, as well as durable medical equipment such as orthotics and prosthetics and others. The company's ancillary network and management provide a complete outsourced solution for a wide variety of health care payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third-party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

ANCI-F

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
Any statements that are not historical facts contained in this release, including with respect to the company's plans, objectives and expectations for future operations, projections of the company's future operating results or financial condition, and expectations regarding the health care industry and economic conditions, are forward-looking statements. Substantial risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, including, but not limited to, the company's dependence upon its two largest clients and recent declines in their business, the company's inability to attract or maintain providers or clients or achieve its financial results, changes in national health care policy, federal or state regulation, and/or rates of reimbursement including without limitation the impact of the Patient Protection and Affordable Care Act, Health Care and Educational Affordability Reconciliation Act and medical loss ratio regulations, general economic conditions (including the recent economic downturns and increases in unemployment), lower than anticipated demand for ancillary services, pricing, market acceptance/preference, the company's ability to integrate with its clients, consolidation in the industry that affect the company's key clients, changes in the business decisions by significant clients, increased competition, decisions by service providers in the company’s network to terminate their agreements with ACS, the company's inability to manage growth, implementation and performance difficulties, and other risk factors detailed from time to time in the company's periodic filings with the Securities and Exchange Commission. Except as otherwise required by law, the company undertakes no obligation to update or revise these forward-looking statements.
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Investor Relations Contact:
Matthew Thompson, CFO
mthompson@anci-care.com
phone (972) 308-6830

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010

Net Revenues	$13,025	$16,109	$48,906	$61,201

Cost of revenues:
Provider payments	9,873	12,618	37,588	45,789
Administrative fees	604	765	2,395	3,317
Claims administration and provider development	901	1,048	4,162	4,645
Total cost of revenues	11,378	14,431	44,145	53,751

Contribution margin	1,647	1,678	4,761	7,450

Selling, general and administrative expenses	1,297	1,468	6,240	6,190
Depreciation and amortization	207	196	792	767
Goodwill impairment charge	-	-	4,361	-
Total operating expenses	1,504	1,664	11,393	6,957

Operating income (loss)	143	14	(6,632)	493

Other Income	7	19	39	104

Income (loss) before income taxes	150	33	(6,593)	597
Income tax provision (benefit)	(3)	(109)	644	111
Net Income (loss)	$153	$142	$(7,237)	$486

Earnings (loss) per common share:
Basic	$0.01	$0.01	$(0.43)	$0.03
Diluted	$0.01	$0.01	$(0.43)	$0.03

Basic weighted average common shares outstanding	17,086	16,956	17,005	16,550
Diluted weighted average common shares outstanding	17,149	17,193	17,005	17,176

Reconciliation of non-GAAP financial measures to reported GAAP financial measures:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010

Operating income (loss)	$143	$14	$(6,632)	$493
Depreciation and amortization	207	196	792	767
Goodwill impairment charge	-	-	4,361	-
EBITDA	350	210	(1,479)	1,260
Non-cash stock-based compensation expense	106	265	738	871
Amortization of long-term client agreement	63	63	250	250
Other non-cash charges	-	50	67	200
Severance costs	-	-	263	143
EBITDA, as adjusted	$519	$588	$(161)	$2,724

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	December 31, 2011	December 31, 2010
ASSETS

Current assets:
Cash and cash equivalents	$11,315	$14,512
Accounts receivable, net	4,317	5,510
Prepaid expenses and other current assets	565	769
Total current assets	16,197	20,791

Property and equipment, net	1,829	1,824

Other assets:
Other non-current assets	242	949
Intangible assets, net	896	1,025
Goodwill	-	4,361

TOTAL ASSETS	$19,164	$28,950

LIABILITIES and SHAREHOLDERS' EQUITY

Current liabilities:
Due to service providers	$3,678	$6,718
Accounts payable and accrued liabilities	1,237	1,446
Total current liabilities	4,915	8,164

EQUITY
Common stock	171	169
Additional paid-in capital	22,300	21,602
Accumulated deficit	(8,222)	(985)
	14,249	20,786

TOTAL LIABILITIES AND EQUITY	$19,164	$28,950

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	Year ended
	December 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(7,237)	$486
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operations:
Stock-based compensation expense	738	871
Depreciation and amortization	792	767
Goodwill impairment charge	4,361	-
Unrealized gain on warrant derivative	-	(18)
Amortization of long-term client agreement	250	250
Client administration fee expense related to warrants	67	200
Deferred income taxes	614	47
Changes in operating assets and liabilities:
Accounts receivable	1,193	1,845
Prepaid expenses and other assets	(21)	157
Accounts payable and accrued liabilities	(188)	(432)
Due to service providers	(3,040)	(984)
Net cash provided by operating activities	(2,471)	3,189

Cash flows from investing activities:
Investment in software development costs	(611)	(402)
Investment in property and equipment	(58)	(300)
Net cash used in investing activities	(669)	(702)

Cash flows from financing activities:
Proceeds from exercise of equity incentives	-	157
Payment of income tax withholdings on net exercise of equity incentives	(57)	-
Net cash provided by (used in) financing activities	(57)	157

Net increase (decrease) in cash and cash equivalents	(3,197)	2,644
Cash and cash equivalents at beginning of period	14,512	11,868

Cash and cash equivalents at end of period	$11,315	$14,512

Supplemental cash flow information:
Cash paid for taxes, net of refunds received	$52	$103

Supplemental non-cash financing activity:

Income tax withholdings on exercise of equity incentives	$-	$19